Exhibit 23.02

Information Regarding Consent of Arthur Andersen LLP

     Section 11(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

     Quintiles Transnational Corp. (“Quintiles”) dismissed Arthur Andersen LLP (“Andersen”) as its independent auditors, effective May 17, 2002. For additional information, see Quintiles’ Report on Form 8-K dated May 22, 2002. After reasonable efforts, Quintiles has been unable to obtain Andersen’s written consent to the incorporation by reference into Quintiles’ registration statements (Nos. 33-91026 on Form S-8, 333-03603 on Form S-8, 333-16553 on Form S-8, 333-40493 on Form S-8, 333-60797 on Form S-8, 333-75183 on Form S-8, 333-92987 on Form S-8, and 333-51272 on Form S-8) (collectively the “Registration Statements”) of Andersen’s audit report with respect to Quintiles’ consolidated financial statements as of December 31, 2001 and for the two years in the period then ended. Under these circumstances, Rule 437a under the Securities Act permits Quintiles to file this Registration Statement without a written consent from Andersen. As a result, with respect to transactions in Quintiles securities pursuant to the Registration Statements that occur subsequent to the date this Registration Statement is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act.